Exhibit 23.3

The Board of Directors

DRS Technologies, Inc.

We consent to the use in this Form S-4 of DRS Technologies, Inc. of our report dated March 4, 2005 (except for Note 13 which is dated November 4, 2005), related to the audits of the financial statements of Spacelink International, LLC at December 31, 2004 and 2003 and for each of the years in the two year period ended December 31, 2004, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cherry, Bekaert & Holland, L.L.P.

Vienna, Virginia

November 23, 2005